Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3116

kburden@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Reports FY and Q4 2012 Results

2012 revenues of $1.1 billion and net income of $14.7 million

SALT LAKE CITY — January 24, 2013 - Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for fiscal year 2012 and the quarter ended December 31, 2012.

Key FY 2012 metrics (comparison to FY 2011):

•                  Revenue:  $1,099M vs. $1,054M (4% increase);

•                  Gross margin: 18.1% vs. 17.0% (110 basis point increase);

•                  Gross profit:  $198.4M vs. $179.1M (11% increase);

•                  Sales and marketing expense: $63.5M vs. $61.8M (3% increase);

•                  Contribution (non-GAAP measure): $135.0M vs. $117.3M (15% increase);

•                  G&A/Technology expense: $122.7M vs. $134.8M (9% decrease);

•                  Net income (loss): $14.7M vs. $(19.4)M ($34.1M increase); and

•                  Diluted EPS: $0.62/share vs. $(0.84)/share ($1.46 increase).

Key Q4 2012 metrics (comparison to Q4 2011):

•                  Revenue:  $342.0M vs. $314.1M (9% increase);

•                  Gross margin: 17.9% vs. 16.2% (170 basis point increase);

•                  Gross profit:  $61.2M vs. $50.9M (20% increase);

•                  Sales and marketing expense: $20.6M vs. $18.9M (9% increase);

•                  Contribution (non-GAAP measure): $40.6M vs. $32.0M (27% increase);

•                  G&A/Technology expense: $32.7M vs. $34.1M (4% decrease);

•                  Net income (loss): $8.8M vs. $(3.4)M ($12.2M increase); and

•                  Diluted EPS: $0.37/share vs. $(0.15)/share ($0.52 increase).

As previously announced, the Company will hold a conference call and webcast to discuss its fiscal year and Q4 2012 financial results today, Thursday, January 24, 2013, at 11:30 a.m. Eastern Time.

Webcast information

To access the live webcast and presentation slides, please go to http://investors.overstock.com. To listen to the conference call via telephone, dial (866) 551-1816 and enter conference ID 85851093 when prompted. Participants outside the United States or Canada who do not have Internet access should dial (706) 758-1198 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended. An audio replay of the webcast will be available via telephone starting at 12:30 p.m. Eastern Time on Thursday, January 24, 2013, through 11:59 p.m. Eastern Time on Saturday, February 23, 2013. To listen to the recorded webcast by phone, please dial (800) 585-8367 then enter the conference ID provided above. Outside the U.S. or Canada please dial +1 (404) 537-3406 and enter conference ID provided above.

Please email questions to Kevin Moon at kmoon@overstock.com prior to the conference call.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Net revenue — Total net revenue for the fiscal year 2012 and 2011 was $1,099 million and $1,054 million, respectively, a 4% increase. The growth in net revenue was primarily due to an increase in the average order size, which more than offset fewer customer orders due to lower conversion rates compared to last year. Total net revenue for Q4 2012 and 2011 was $342.0 million and $314.1 million, respectively, a 9% increase.

Gross profit — Gross profit for the fiscal year 2012 and 2011 was $198.4 million and $179.1 million, respectively, an 11% increase, representing 18.1% and 17.0% of total net revenue for those respective periods. The increase in gross profit was primarily due to a shift in product sales mix, partially offset by higher freight and return-related costs. Gross profit for Q4 2012 and 2011 was $61.2 million and $50.9 million, respectively, a 20% increase, representing 17.9% and 16.2% of total net revenue for those respective periods. The increase in gross profit was primarily due to a shift in product sales mix and lower warehousing costs, partially offset by higher return-related costs.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) — Contribution for the fiscal year 2012 and 2011 was $135.0 million and $117.3 million, respectively, a 15% increase. Contribution margin increased by 120 basis points to 12.3% from 11.1% in those same periods. Contribution for Q4 2012 and 2011 was $40.6 million and $32.0 million, respectively, a 27% increase. Contribution margin was 11.9% and 10.2% for those same periods.

Contribution (a non-GAAP financial measure) (which we reconcile to “gross profit” in our statement of operations) consists of gross profit less sales and marketing expense and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. We believe contribution and contribution margin provides management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss).

For further details on contribution and contribution margin, see the calculation of these non-GAAP financial measures and the reconciliation of contribution to gross profit below (in thousands):

	Year ended December 31,
	2012	2011	2010
Total revenue	$1,099,289	$1,054,277	$1,089,873
Cost of goods sold	900,859	875,189	900,233
Gross profit	198,430	179,088	189,640
Less: Sales and marketing expense	63,467	61,813	61,334
Contribution	$134,963	$117,275	$128,306
Contribution margin	12.3%	11.1%	11.8%

	Three months ended December 31,
	2012	2011
Total revenue	$342,034	$314,077
Cost of goods sold	280,823	263,216
Gross profit	61,211	50,861
Less: Sales and marketing expense	20,581	18,911
Contribution	$40,630	$31,950
Contribution margin	11.9%	10.2%

Sales and marketing expenses — Sales and marketing expenses totaled $63.5 million and $61.8 million for the fiscal year 2012 and 2011, respectively, a 3% increase, and representing 5.8% and 5.9% of total net revenue for those periods. Sales and marketing expenses totaled $20.6 million and $18.9 million for Q4 2012 and 2011, respectively, a 9% increase, and representing 6.0% of total net revenue for both periods.

Technology expenses — Technology expenses totaled $65.5 million and $67.0 million for the fiscal year 2012 and 2011, respectively, a 2% decrease, and representing 6.0% and 6.4% of total net revenue for those periods. The $1.5 million decrease was primarily due to lower compensation related costs from reduced staffing. Technology expenses totaled $18.6 million and $16.4 million for Q4 2012 and 2011, respectively, a 14% increase, and representing 5.4% and 5.2% of total net revenue for those respective periods. The $2.2 million increase is primarily due to an increase in third party technology services.

General and administrative (“G&A”) expenses — G&A expenses totaled $57.3 million and $67.8 million for the fiscal year 2012 and 2011, respectively, a 16% decrease, and representing 5.2% and 6.4% of total net revenue for those periods. The $10.5 million decrease is largely due to lower legal fees. G&A expenses totaled $14.1 million and $17.7 million for Q4 2012 and 2011, respectively, a 21% decrease, and representing 4.1% and 5.6% of total revenue for those respective periods. The $3.6 million decrease is largely due to lower legal fees, partially offset by an increase in compensation-related costs from higher bonus expense.

Operating income (loss) — Operating income (loss) was $12.2 million and $(17.5) million for the fiscal year 2012 and 2011, respectively, a $29.7 million increase. Operating income (loss) was $7.9 million and $(2.2) million for Q4 2012 and 2011, respectively, a $10.1 million increase.

Restructuring — Restructuring costs totaled $76,000 and $0 for the fiscal year 2012 and 2011, respectively. Restructuring costs totaled $23,000 and $0 for Q4 2012 and 2011, respectively.

Interest income — Interest income was $116,000 and $161,000 for the fiscal year 2012 and 2011, respectively, and $30,000 and $40,000 for Q4 2012 and 2011, respectively.

Interest expense — Interest expense totaled $809,000 and $2.5 million for the fiscal year 2012 and 2011, respectively, a decrease of 67%. The decrease in interest expense is primarily a result of the extinguishment of US Bank finance obligations and Senior Notes during 2011. Interest expense totaled $154,000 and $517,000 for Q4 2012 and 2011, respectively. In November 2012, we fully paid the $17.0 million in advances under the U.S. Bank Financing Agreement and the facility expired at the end of the year. In December 2012, we entered into a $3.0 million credit agreement with U.S. Bank in order to provide a line of credit whereby letters of credit could be issued by the bank.

Other income, net — Other income, net totaled $3.7 million and $278,000 for the fiscal year 2012 and 2011, respectively. The increase in other income, net is primarily due to a $2.2 million increase in Club O rewards breakage. In addition, we had a $1.2 million prepayment penalty in 2011 paid to US Bank for paying off our leases early. Other income, net totaled $1.3 million and $(684,000) for Q4 2012 and 2011, respectively. The increase is primarily due to $798,000 of increased Club O rewards breakage, and the $1.2 million prepayment penalty paid in 2011.

Income taxes — Income tax expense totaled $485,000 and a benefit of $(142,000) for the fiscal year 2012 and 2011, respectively. Income tax expense totaled $303,000 and $60,000 for Q4 2012 and 2011, respectively.

Net income (loss) — Net income (loss) was $14.7 million and $(19.4) million for the fiscal year 2012 and 2011, respectively, an increase of $34.1 million. Earnings per share was $0.62 on a fully diluted basis for 2012, compared to $(0.84) for 2011. Net income (loss) was $8.8 million and $(3.4) million for Q4 2012 and 2011, respectively, an increase of $12.2 million. Q4 2012 earnings per share was $0.37 on a fully diluted basis, compared to $(0.15) for Q4 2011.

Free cash flow (a non-GAAP financial measure) — Free cash flow totaled $15.7 million and $16.9 million for the twelve months ended December 31, 2012 and 2011, respectively. The $1.2 million decrease was due to a $3.7 million increase in capital expenditures, partially offset by a $2.5 million increase in operating cash flows.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure, since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. However, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Year ended December 31,
	2012	2011	2010
Net cash provided by operating activities	$28,145	$25,663	$16,322
Expenditures for fixed assets, including internal-use software and website development	(12,489)	(8,741)	(20,511)
Free cash flow	$15,656	$16,922	$(4,189)

Cash and working capital — We had cash and cash equivalents of $93.5 million and $97.0 million and working capital of $7.5 million and $(14.1) million at December 31, 2012 and December 31, 2011, respectively.

About Overstock.com

Overstock.com (NASDAQ: OSTK) is an online discount retailer based in Salt Lake City, Utah that sells a broad range of products including furniture, rugs, bedding, electronics, clothing, jewelry, travel, cars, and insurance.  Worldstock.com, a fair trade department dedicated to selling artisan-crafted products from around the world, offers additional unique items. Main Street Revolution supports small businesses across the United States by providing them a national customer base.  A recent Nielsen State of the Media: Consumer Usage Report placed Overstock.com among the top five most visited mass merchandiser websites.  The NRF Foundation/American Express Customer Choice Awards ranks Overstock.com #4 in customer service among all U.S. retailers.  Overstock.com sells internationally under the name O.co.  Overstock.com (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc.  O.info™, Club O™, and Club O Rewards Dollars™ and Your Savings Engine™ are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective owners.

# # #

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Our Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the Securities and Exchange Commission on March 2, 2012, and our subsequent filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which was filed on October 25, 2012, identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.

Overstock.com, Inc.

Consolidated Balance Sheets (Unaudited)

(in thousands)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$93,547	$96,985
Restricted cash	1,905	2,036
Accounts receivable, net	19,273	13,501
Inventories, net	26,464	22,993
Prepaid inventories, net	1,912	1,027
Prepaids and other assets	12,897	12,651
Total current assets	155,998	149,193
Fixed assets, net	21,037	25,322
Goodwill	2,784	2,784
Other long-term assets, net	2,166	2,260
Total assets	$181,985	$179,559
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$62,416	$70,332
Accrued liabilities	47,674	47,902
Deferred revenue	38,411	27,978
Line of credit	—	17,000
Capital lease obligations, current	—	110
Total current liabilities	148,501	163,322
Capital lease obligations, non-current	—	2
Other long-term liabilities	2,522	2,998
Total liabilities	151,023	166,322

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	356,895	353,368
Accumulated deficit	(247,096)	(261,765)
Treasury stock	(78,839)	(78,368)
Total stockholders’ equity	30,962	13,237
Total liabilities and stockholders’ equity	$181,985	$179,559

Overstock.com, Inc.

Consolidated Statements of Operations and

Comprehensive Income (Loss) (Unaudited)

(in thousands, except per share data)

	Year ended December 31
	2012	2011	2010
Revenue, net
Direct	$155,516	$163,609	$209,646
Fulfillment partner	943,773	890,668	880,227
Total net revenue	1,099,289	1,054,277	1,089,873
Cost of goods sold
Direct	140,536	149,660	187,124
Fulfillment partner	760,323	725,529	713,109
Total cost of goods sold	900,859	875,189	900,233
Gross profit	198,430	179,088	189,640
Operating expenses:
Sales and marketing	63,467	61,813	61,334
Technology	65,467	67,043	58,260
General and administrative	57,259	67,766	55,650
Restructuring	76	—	(569)
Total operating expenses	186,269	196,622	174,675
Operating income (loss)	12,161	(17,534)	14,965
Interest income	116	161	157
Interest expense	(809)	(2,485)	(2,962)
Other income, net	3,686	278	2,088
Income (loss) before income taxes	15,154	(19,580)	14,248
Provision (benefit) for income taxes	485	(142)	359
Net income (loss)	14,669	(19,438)	13,889
Deemed dividend related to redeemable common stock	—	(12)	(112)
Net income (loss) attributable to common shares	$14,669	$(19,450)	$13,777
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$0.63	$(0.84)	$0.60
Weighted average common shares outstanding—basic	23,387	23,259	23,019
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$0.62	$(0.84)	$0.59
Weighted average common shares outstanding—diluted	23,672	23,259	23,366

Comprehensive income (loss)	$14,669	$(19,438)	$13,889

Other data:
Gross bookings	$1,253,629	$1,181,319	$1,210,983

Overstock.com, Inc.

Consolidated Statements of Operations and

Comprehensive Income (Loss) (Unaudited)

(in thousands, except per share data)

	Three months ended December 31,
	2012	2011
Revenue, net
Direct	$46,468	$47,256
Fulfillment partner	295,566	266,821
Total net revenue	342,034	314,077
Cost of goods sold
Direct	41,114	43,927
Fulfillment partner	239,709	219,289
Total cost of goods sold	280,823	263,216
Gross profit	61,211	50,861
Operating expenses:
Sales and marketing	20,581	18,911
Technology	18,622	16,404
General and administrative	14,093	17,734
Restructuring	23	—
Total operating expenses	53,319	53,049
Operating income (loss)	7,892	(2,188)
Interest income	30	40
Interest expense	(154)	(517)
Other income, net	1,322	(684)
Income (loss) before income taxes	9,090	(3,349)
Provision (benefit) for income taxes	303	60
Net income (loss)	8,787	(3,409)
Deemed dividend related to redeemable common stock	—	—
Net income (loss) attributable to common shares	$8,787	$(3,409)
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$0.37	$(0.15)
Weighted average common shares outstanding—basic	23,450	23,278
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$0.37	$(0.15)
Weighted average common shares outstanding—diluted	24,064	23,278

Comprehensive income (loss)	$8,787	$(3,409)

Other data:
Gross bookings	$403,019	$366,391

Overstock.com, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Year ended December 31
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$14,669	$(19,438)	$13,889
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,009	16,350	14,580
Realized gain on marketable securities	(9)	—	—
Loss on disposition of fixed assets	72	—	—
Stock-based compensation to employees and directors	3,527	3,051	5,056
Amortization of debt discount and deferred loan costs	73	127	391
Loss (gain) from early extinguishment of debt	—	1,253	(346)
Restructuring charges (reversals)	76	—	(569)
Changes in operating assets and liabilities:
Restricted cash	131	506	1,872
Accounts receivable, net	(5,772)	59	(1,920)
Inventories, net	(3,471)	9,121	(8,739)
Prepaid inventories, net	(885)	1,055	797
Prepaids and other assets	1,294	(456)	368
Other long-term assets, net	(267)	(160)	(215)
Accounts payable	(7,902)	2,944	(9,315)
Accrued liabilities	(459)	6,952	(2,575)
Deferred revenue	10,433	3,951	3,362
Other long-term liabilities	626	348	(314)
Net cash provided by operating activities	28,145	25,663	16,322
Cash flows from investing activities:
Purchases of marketable securities	(82)	(160)	(136)
Purchases of intangible assets	(6)	(4)	(396)
Sale of marketable securities prior to maturity	154	—	—
Investment in precious metals	(1,397)	—	(1,657)
Expenditures for fixed assets, including internal-use software and website development	(12,489)	(8,741)	(20,511)
Proceeds from sale of fixed assets	56	—	—
Net cash used in investing activities	(13,764)	(8,905)	(22,700)
Cash flows from financing activities:
Payments on capital lease obligations	(112)	(730)	(490)
Drawdowns on line of credit	—	17,000	—
Payments on line of credit	(17,000)	—	—
Capitalized financing costs	—	(140)	—
Proceeds from finance obligations	—	1,429	16,383
Payments on finance obligations	—	(24,918)	(841)
Paydown on direct financing arrangement	(236)	(216)	(197)
Payments to retire convertible senior notes	—	(34,615)	(24,865)
Purchase of redeemable stock	—	—	(26)
Purchase of treasury stock	(471)	(1,604)	(825)
Exercise of stock options	—	—	1,503
Net cash used in financing activities	(17,819)	(43,794)	(9,358)
Net decrease in cash and cash equivalents	(3,438)	(27,036)	(15,736)
Cash and cash equivalents, beginning of period	96,985	124,021	139,757
Cash and cash equivalents, end of period	$93,547	$96,985	$124,021